ITEM 77M: Mergers

Morgan Stanley Global Infrastructure
Fund

	On February 27, 2015 a Special
Meeting of Shareholders of Morgan Stanley
Global Infrastructure ("Global
Infrastructure") was held to consider and vote upon an Agreement and Plan of Reorganization (the "Reorganization
Agreement") between Global Infrastructure and the Morgan Stanley Institutional Funds,
Inc. - Global Infrastructure Portfolio ("MSIF
Global Infrastructure") pursuant to which substantially all of the assets and liabilities of Global Infrastructure would be combined with those of MSIF Global Infrastructure and shareholders of Global Infrastructure would become shareholders of MSIF Global
Infrastructure receiving shares of MSIF
Global Infrastructure with a value equal to the value of their holdings in Global
Infrastructure.  The Board of
Trustees/Directors unanimously approved
the Reorganization Agreement, and on
February 27, 2015 the Reorganization
Agreement was approved by the
shareholders of Global Infrastructure.

	On March 30, 2015 the
Reorganization Agreement between Global
Infrastructure and MSIF Global
Infrastructure was completed according to the terms set forth above and in the Reorganization Agreement.